Exhibit 10.2

To:

The Board of Directors of JD.com, Inc.

Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Date: 1 June 2020

Dear Sirs,

Re: Irrevocable deed of undertaking to vote in favour of resolutions

We understand that JD.com, Inc. (the “Company”) is proposing to conduct a secondary listing (the “Listing”) of its Class A ordinary shares on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

In connection with the Listing, we understand that the Company has undertaken, or will undertake, to the Stock Exchange to put forth resolutions (the “Proposed Resolutions”) to its shareholders at or before its next annual general meeting which is expected to be convened around mid-2021 after the consummation of the Listing (the “General Meeting”) to amend certain provisions of the Company’s current articles of association (the “Articles”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set out in the prospectus of the Company to be issued in connection with the Listing.

In particular, we understand that the Company is proposing to put forth the Proposed Resolutions to amend certain provisions of the Articles such that:

•	the Company shall hold an annual general meeting every year pursuant to Rule 19C.07(4) of the Hong Kong Listing Rules;

•	the Company shall give its members 14 days’ written notice of its general meetings pursuant to Rule 19C.07(5) of the Hong Kong Listing Rules;

•

the minimum stake required to convene an extraordinary general meeting and add resolutions to a meeting agenda will not be higher than 10% of the voting rights, on a one vote per share basis, in the share capital of the Company pursuant to Rule 19C.07(7) of the Hong Kong Listing Rules; and

•	the quorum for a general meeting of the Company will be lowered from the current one-third of the aggregate voting power of the Company to 10% of the aggregate voting power of the Company.

In addition, we understand that the Company is also proposing to put forth a resolution at or before the General Meeting to revise the Articles, so that the quorum necessary for the transaction of the business of the directors shall be a majority of the members of the board of directors (the “Quorum Resolution”).

Conditional upon the consummation of the Listing, we hereby irrevocably confirm, warrant and undertake to vote all of the Shares of the Company then held or controlled by us at the time of the General Meeting in favour of the Proposed Resolutions and Quorum Resolution, and shall upon request execute a proxy form in favour of the chairman of the board of directors of the Company to vote all such Shares accordingly.

This deed of undertaking shall be governed by and construed in accordance with the laws of the British Virgin Islands. We understand that deed of undertaking is irrevocable and shall be binding upon our heirs, legal representatives, successors, and assigns.

Notwithstanding anything herein to the contrary, if Listing is not consummated on or prior to the 31 December 2020 for any reason, this deed of undertaking shall terminate and be of no further force or effect.

[Signature page to follow]

EXECUTED as a DEED by

MAX SMART LIMITED

/s/ Richard Qiangdong Liu
Name: Richard Qiangdong Liu (刘强东)
Title: Director

In the presence of

/s/ Huimin Yan
Name: Huimin Yan
Address: No.18 Kechuang 11 Street, BDA, Beijing
Occupation: Secretary